Exhibit 99.1

To My Zayo Colleagues and our Shareholders,

In March 2013, I was diagnosed with prostate cancer. In June 2013, I underwent successful prostate surgery. The post-surgery pathology revealed minimal cancer had escaped the prostate and as such no additional treatment was necessary at that time.

Subsequent to the surgery, I had regular PSA blood tests. The first four of these tests showed no signs of cancer. The fifth test, undertaken in mid-December, revealed trace amounts of cancer. Additional treatment will be necessary. I am under the care of Memorial Sloan Kettering Cancer Center, which is among the top cancer treatment institutions in the world.

My doctors have reassured me that this reoccurrence is not life-threatening. My treatment to eradicate the trace amount of cancer will begin in January. The regimen may restrict my travel somewhat for a few months, but will not otherwise affect my daily routine. I feel fantastic, my energy level is 100 percent, and I am grateful to be in such capable hands.

Zayo's Board of Directors has been briefed and is fully supportive. I will fulfill all my responsibilities as Zayo's Chairman and CEO on a full-time basis with no interruption. At this time, no organizational changes related to my situation are planned or anticipated.

I will update you if anything changes. Respectfully, I prefer not to discuss this situation. Though I appreciate the concerns of my friends, colleagues, and investors, I find it healthy to not dwell on the topic.

We've established Zayo as a terrific platform for delivering big bandwidth to our customers, and our journey together is just beginning.

Thanks very much and have a great holiday season,

Dan